Exhibit 10.35

DAVITA INC. DEFERRED BONUS PLAN

AMENDMENT #1

WHEREAS, Section 10.1 of the DaVita Inc. Deferred Bonus Plan (the “Plan”) provides that the DaVita Inc. (the “Plan Sponsor”) has the right to amend the Plan at any time;

WHEREAS, the Plan is made up of an Adoption Agreement (the “Adoption Agreement”) and a basic plan document (the “Base Plan”) which together constitute the Plan;

WHEREAS, the Plan Sponsor desires to amend the Plan to comply with the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended;

NOW THEREFORE, the Plan Sponsor hereby amends the Plan as follows:

1. Effective January 1, 2009, Section 9.8 of the Base Plan hereby is amended to read in its entirety as follows:

9.8 Permissible Delays in Payment. Distributions may be delayed beyond the date payment would otherwise occur in accordance with the provisions of Articles 8 and 9 in any of the following circumstances:

(a) The Employer may delay payment if it reasonably anticipates that its deduction with respect to such payment would not be permitted by the application of Section 162(m) of the Code; provided that the payment is made either (i) during the first taxable year in which the Employer reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code or (ii) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year in which such Separation from Service occurred or the 15th day of the third month following the Separation from Service, and provided further that where any scheduled payment to a Participant is delayed in accordance with this sentence, the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to that Participant that could be delayed in accordance with this sentence are also delayed.

(b) The Employer may delay payment if it reasonably anticipates that the making of the payment will violate Federal Securities Laws or other applicable law; provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Internal Revenue Code is not treated as a violation of applicable law.

(c) The Employer may delay a payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

2. Effective January 1, 2009, Section 10.3 of the Base Plan hereby is amended to read in its entirety as follows:

10.3 Other Plan Terminations. The Plan Sponsor retains the discretion to terminate and liquidate the Plan, provided that:

(a) the termination and liquidation does not occur proximate to a downturn in the financial health of the Plan Sponsor or the Employer;

(b) all arrangements sponsored by the Plan Sponsor and the Employer that would be aggregated with the terminated and liquidated Plan under Section 409A of the Code if the same Participant had deferrals of compensation under such other arrangements also are terminated and liquidated;

(c) No payments in liquidation of the Plan or other aggregated arrangements (which would not include payments that would be payable under the terms of the Plan and other arrangements if the termination and liquidation had not occurred) are made within 12 months of the date the Plan Sponsor terminates the Plan;

(d) All payments are made within 24 months of the date the Plan Sponsor takes all necessary action to irrevocably terminate and liquidate the Plan; and

(e) The Plan Sponsor and the Employer do not adopt a new plan that would be aggregated with the terminated and liquidated Plan or other terminated and liquidated arrangement under Treas. Reg. Section 1.409A-1(c) if the same Participant participated in both plans, at any time within three years following the date the Plan Sponsor takes all necessary action to irrevocably terminate and liquidate the Plan.

3. Effective January 1, 2009, the last sentence of Section 13.4 of the Base Plan hereby is amended to read as follows:

Notwithstanding the preceding, the benefit payable from a Participant’s Account may be reduced, at the discretion of the Administrator, to satisfy any debt or liability to the Employer, provided that such reduction does not result in a prohibited acceleration of any payment under Section 409A of the Code.

4. Effective January 1, 2009, Section 13.9(b) of the Base Plan hereby is amended to read as follows:

(b) to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule),…

5. Effective December 31, 2008, Section 1.06 of the Adoption Agreement hereby is amended to read in its entirety as follows:

1.06	IDENTIFICATION DATE

The Employer has designated December 31 as the Identification Date for purposes of determining Key Employees.